                        Filed with the Securities and Exchange Commission on March 18, 2003

                                             Registration No. 33-62953
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                                        SECURITIES AND EXCHANGE COMMISSION
                                              WASHINGTON, D.C. 20549

                                          Post-effective Amendment No. 7
                                                    On Form S-2

                              Registration Statement Under The Securities Act of 1933

                                         AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                                         -------------------------------------------
                                   (Exact name of registrant as specified in its charter)

                                                         CONNECTICUT
                                                         -----------
                               (State or other jurisdiction of incorporation or organization)

                                                             63
                                                             --
                                  (Primary Standard Industrial Classification Code Number)

                                                         06-1241288
                                                         ----------
                                            (I.R.S. Employer Identification No.)

                               ONE CORPORATE DRIVE, SHELTON, CONNECTICUT 06484 (203) 926-1888
                               --------------------------------------------------------------
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                          KATHLEEN A. CHAPMAN, CORPORATE SECRETARY
                               ONE CORPORATE DRIVE, SHELTON, CONNECTICUT 06484 (203) 926-1888
                               --------------------------------------------------------------
            (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                                          Copy To:
                                             SCOTT K. RICHARDSON, ESQ.
                                                   CHIEF COUNSEL
                          One Corporate Drive, Shelton, Connecticut 06484 (203) 925-3830
                          --------------------------------------------------------------

                         Approximate date of commencement of proposed sale to the public:
         March 18, 2003 or as soon as practicable after the effective date of this Registration Statement

If any of the  securities  being  registered  on this form are to be  offered  on a  delayed  or  continuous  basis pursuant to Rule 415 under the Securities Act of 1933 check the following:  X .
                                                                           --

If the registrant elects to deliver its latest annual report to security holders, or a complete and legible facsimile thereof, pursuant to Item 11(a)(1) of the Form, check the following:  ___.

                                          Calculation of Registration Fee
===================================================================================================================
            Title of each                                 Proposed              Proposed
              class of                                     maximum               maximum
             securities              Amount               offering              aggregate             Amount of
                to be                 to be                 price               offering            registration
             registered            registered             per unit               price*                  fee
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-------------------------------------------------------------------------------------------------------------------
          Annuity Contracts                                                    $60,000,000             $4,854
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*The proposed  aggregate  offering price is estimated  solely for determining the  registration  fee. The amount to be registered and the proposed  maximum  offering price per unit are not applicable  since these securities are not issued in predetermined amounts or units.
===================================================================================================================
ASL [Wells Flex/FUSI ASL]

Registrant represents that it has made no substantive changes from or additions to the prospectus(es) filed pursuant to
Post-Effective Amendment No. 6 to the Registration Statement filed on April 26, 2002 as supplemented thereafter, and such prospectuses are hereby incorporated by reference to this Post-Effective Amendment.

ASL

                                                              SIGNATURES

Pursuant to the  requirements  of the Securities Act of 1933, the Registrant  certifies that it has reasonable  grounds to believe that it meets all of the requirements for filing on Form S-2 and has duly caused this  registration  statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Shelton, State of Connecticut, on the  18th  day of March, 2003.

                                              AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                                                              Registrant

By: /s/ Kathleen A. Chapman                                                               Attest:/s/ Scott K. Richardson
Kathleen A. Chapman, Corporate Secretary                                                             Scott K. Richardson

Pursuant to the  requirements  of the  Securities  Act of 1933,  this  Registration  Statement  has been signed below by the  following persons in the capacities and on the date indicated.

              Signature                                     Title                              Date
              ---------                                     -----                              ----
                                                (Principal Executive Officer)

          Wade A. Dokken**                  President and Chief Executive Officer         March 18, 2003
          ----------------
           Wade A. Dokken

                                     (Principal Financial Officer and Principal Accounting Officer)

       /s/ Carl A. Cavalier                 Vice President, Corporate Treasurer           March 18, 2003
          Carl A. Cavaliere                        and Business Controller

      /s/ Thomas M. Mazzaferro                  Executive Vice President,                 March 18, 2003
        Thomas M. Mazzaferro                       Chief Financial Officer

                                                          (Board of Directors)

      Lincoln R. Collins*                          Thomas M. Mazzaferro*               Robert G. Whitcher***
      -------------------                          --------------------                ---------------------
      Lincoln R. Collins                            Thomas M. Mazzaferro                Robert G. Whitcher

                                    *By:  /s/ Kathleen A. Chapman
                                          -----------------------------
                                            Kathleen A. Chapman

     *Pursuant to Powers of Attorney previously filed with Post-Effective Amendment No. 1 to Registration Statement No. 333-53596.
          **Pursuant to Power of Attorney filed with Post-Effective Amendment No. 6 to Registration Statement No. 333-38119.
          ***Pursuant to Power of Attorney filed with Pre-Effective Amendment No. 1 to Registration Statement No. 333-68714.